EXHIBIT 19
The Campbell’s Company
Amended and Restated
Insider Trading Policy

Note: All references in this Policy to “The Campbell’s Company” (“Campbell’s” or the “Company”) include its subsidiaries and affiliated entities. All capitalized words are defined in the “Definitions” section below.

POLICY STATEMENT

It is the policy and practice of The Campbell’s Company to comply strictly with laws governing the use of Material Non-Public Information, sometimes more commonly referred to as “inside information.” The unlawful use or communication of Material Non-Public Information by Campbell’s directors, officers, employees and other service providers could have dire consequences for Campbell’s and such persons. As such, all Campbell’s personnel are required to be familiar with this Policy and comply with the procedures described below. Anyone with questions as to the application of this Policy should contact Campbell’s Corporate Secretary or another attorney in Campbell’s Corporate Law Practice Group.

BACKGROUND

This Policy sets forth procedures that all Campbell’s directors, officers, employees and service providers are required to follow. This Policy also applies apply to your Family Members as well as trusts and other entities owned or controlled by you. The purpose of this Policy is not only to address your legal and ethical obligations, but also to avoid any situation that could damage the reputation of Campbell’s for integrity and ethical conduct.

Under most circumstances, federal law prohibits:

(i) the purchase or sale of Securities of any entity while in possession of Material Non-Public Information about such entity;

(ii) communication of Material Non-Public Information to another person who trades on the information or who passes the information on to another who trades, which is known as “tipping;” and

(iii) the misappropriation (i.e., dishonest taking) of Material Non-Public Information from any entity about another entity’s Security.

The Insider Trading and Securities Fraud Enforcement Act of 1988 authorizes the imposition of substantial penalties for violation of the insider trading laws. A person who has violated the insider trading laws, including, a person who shares inside information with another person who trades on the information, i.e. a “tipper,” may be subject to a criminal penalty of up to $5,000,000 and twenty years in prison, and a civil penalty of up to the greater of $1,000,000 or three times the profit gained or loss avoided as a result of such unlawful purchase, sale or communication.

INSIDER TRADING AND OTHER PROHIBITED ACTIVITIES

Trading Campbell’s Securities

If you become aware of Material Non-Public Information relating to Campbell’s, then you cannot commit to any transaction restricted by this Policy.

Transactions restricted by this Policy include all transactions in Campbell’s Securities, including sales of Campbell’s Securities acquired through the exercise of stock options, as well as fund transfers involving Campbell’s stock in an existing investment account in 401(k) plans, Campbell’s deferred compensation plan or any other Campbell’s benefit plans.

The following transactions are not restricted by this Policy:

•acquisitions of shares through the exercise of employee stock options: (a) by tendering cash or shares to Campbell’s to pay the exercise price or related tax withholding; or (b) through a net share settlement method; however, the sale of stock to obtain the cash needed to exercise an option or pay withholding taxes, or the sale of stock acquired upon the exercise of an option, is restricted by this Policy;

•automatic purchases pursuant to Campbell’s 401(k) or other benefit plans or dividend reinvestment plans pursuant to a pre-existing election;

•bona fide gifts of Campbell’s Securities unless you know the recipient intends to sell the Campbell’s Security promptly upon receipt;

•sales pursuant to written plans, which comply with this Policy (as described below);

•withholding of stock to pay applicable withholding taxes upon the vesting of restricted stock; and

•transactions approved by Campbell’s General Counsel (or his or her designee) which are otherwise permitted under applicable law.

No Hedging of Campbell Securities

No director, officer or employee may purchase securities or other financial instruments that Hedge, or are designed to Hedge, the value of any Campbell’s Security. These transactions commonly involve short sales, “puts,” “calls,” options, swaps, collars, forward sales or similar derivative instruments. Directors and Section 16 Officers of Campbell’s are prohibited by law from making any short sale (i.e., sale of securities not owned at the time of sale) of Campbell’s stock. In addition, in-and-out trading involving holding of securities for brief periods and other speculative transactions in the Campbell’s Securities are strictly prohibited.

Prohibition on Pledging of Campbell Securities

No director or Executive Officer may enter into any transaction to pledge, or use as collateral, any Campbell’s Securities to secure personal loans or other obligations, including holding any Campbell’s Securities in a margin account.

Window Periods for Trades of Campbell Securities

No person in the categories described below, or their Family Members, may commit to any transaction restricted by this Policy involving a Campbell’s Security, except during a Window Period.

1.Members of the Board of Directors of Campbell’s;

2.Executive Officers and Section 16 Officers; and

3.Those persons or groups of persons identified on Exhibit A to this Policy, which may be amended by the Company’s Legal Department from time to time.

Note, a Window Period is a Campbell’s compliance requirement and does not constitute a legal right to trade in Campbell’s Securities. Accordingly, even during Window Periods, if you are in possession of Material Non-Public Information about Campbell, you may not trade in Campbell’s Securities. In addition, Campbell’s can impose a trading moratorium that prohibits trading in Campbell’s Securities during a certain period, including during a Window Period.

All other persons subject to this Policy which are not listed in the categories above should use their own judgment in determining whether it is appropriate under this Policy to enter into a particular transaction. However, Campbell’s encourages you to restrict your trading in Campbell’s Securities to Window Periods.

If you have any questions regarding transactions in Campbell’s Securities or this Policy, please consult with Campbell’s Office of the Corporate Secretary.

Pre-Clearance

Members of Campbell’s Board of Directors and Section 16 Officers, and other persons notified by Campbell’s Legal Department must also have any transactions in Campbell’s Securities pre-approved by Campbell’s General Counsel or an attorney in the Office of the Corporate Secretary.

Confidentiality of Material Non-Public Information

You cannot directly or indirectly disclose Material Non-Public Information to any other person who could use the information to trade in a Campbell’s Security. No person subject to this Policy may:

•communicate such information to anyone outside of Campbell’s other than for legitimate corporate purposes, where appropriate steps have been taken to prevent the misuse of such information;

•communicate such information within Campbell’s, except on a need-to-know basis, in the ordinary course of business, when you have no reason to believe the information will be misused;

•recommend someone to purchase, sell or retain Campbell’s Securities when you are in possession of Material Non-Public Information; or

•engage in any other action to take personal advantage of Material Non-Public Information.

You should consult with Campbell’s Corporate Secretary or another attorney in Campbell’s Corporate Law Practice Group before disclosing Material Non-Public Information to ensure that you do not violate the Policy.

Trading in Campbell Securities pursuant to Written Plans

The sections of this Policy restricting trading in Campbell’s Securities do not apply to transactions in Campbell’s Securities made pursuant to a written plan meeting the requirements of this Policy and Rule 10b5-1 of the Exchange Act (“Rule 10b5-1 Plan”). A Rule 10b5-1 Plan may serve as an affirmative defense to liability for insider trading where the individual can demonstrate that any Material Non-Public Information that the individual may have been aware of did not factor into the decision to trade when the trade is made pursuant to a pre-existing plan, contract or instruction that was made in good faith.

However, trading pursuant to a Rule 10b5-1 Plan only provides an affirmative defense against claims of insider trading under Rule 10b-5 of the Exchange Act. Trading under Rule 10b5-1 Plans does not exempt Section 16 Officers and directors from the short-swing profit liability provisions of Section 16 of the Exchange Act. Therefore, all Rule 10b5-1 Plans for such officers and directors should be drafted to ensure that Section 16 of the Exchange Act will not be violated.

To comply with this Policy and Rule 10b5-1, you must not be in possession of Material Non- Public Information at the time you enter into the Rule 10b5-1 Plan. Accordingly, Rule 10b5-1 Plans must be entered into during open Window Periods and when a trading moratorium is not in place. The Rule 10b5-1 Plans should be executed by you and the person who will direct the trading before any transactions occur. Further, the Rule 10b5-1 Plan must:

•specify the amount of Campbell’s Securities to be purchased or sold, the price or prices at which the Campbell’s Securities are to be traded and the date and dates on which the Campbell’s Securities are to be purchased or sold; or

•include a written formula or algorithm, or computer program for determining the amount, price and date; and/or

•give discretion over trading decisions to a third party who is not and does not come into possession of Material Non-Public Information and over whom you do not exercise any subsequent influence over the trading decisions.

The actual purchases or sales must be pursuant to the Rule 10b5-1 Plan without altering or deviating from it or entering into or attaining a corresponding or hedging transaction or position. The Rule 10b5-1 Plan must have been entered into in good faith and not as part of a plan or scheme to evade the purposes of this Policy or the securities laws. You must act in good faith with respect to the Rule 10b5-1 Plan (including any adoption, amendment or termination) from adoption through its duration.

Accordingly, all Rule 10b5-1 Plans must include a certification that at the time of the adoption of the Rule 10b5-1 Plan: (1) you are not aware of Material Non-Public Information about Campbell’s or its securities;

and (2) you are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Transactions under a Rule 10b5-1 Plan adopted by any Campbell’s director or Section 16 Officer shall not commence until the later of: (a) 90 days after the adoption of the Rule 10b5-1 Plan; or (b) two business days following the disclosure of the Campbell’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Rule 105b-1 Plan was adopted (“Cooling-Off Period”). Notwithstanding the above, the maximum Cooling-Off Period is 120 days. With respect to other officers and employees, a Rule 10b5-1 Plan shall commence no earlier than thirty (30) days following the execution of the Rule 10b5-1 Plan.

No person subject to this Policy may have more than one outstanding (and may not subsequently enter into any additional) Rule 10b5-1 Plan for purchases or sales of any class of securities of Campbell’s on the open market during the same period, except for separate Rule 10b5-1 Plans for “sell-to-cover” transactions in which a person instructs their agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests.

Finally, all Rule 10b5-1 Plans for Campbell personnel subject to the Window Periods, must be submitted in advance to the Office of the Corporate Secretary for review and approval.

Trading Non-Campbell’s Securities

Campbell’s reputation with its customers and other business partners depends on the trust and confidence we have established with them. Maintaining the confidentiality of information Campbell’s receives from them, including their actions and expected plans, is fundamental to that trust and confidence. In order to maintain it, all persons subject to this Policy are prohibited from using Material Non-Public Information of any customer, supplier or other current or prospective business partner to trade in their Securities. Material Non-Public Information obtained by persons subject to this Policy about any business entities with which Campbell’s works, whether or not in the course of their work for Campbell’s, should not be communicated to anyone in violation of any law, regulation or other applicable requirement.

All persons are strictly prohibited from using any Material Non-Public Information obtained at or through their employment or relationship with Campbell’s for any non-Campbell’s business purpose. No person may, under any circumstances, use confidential information obtained at or through Campbell’s, or from any sources, in deciding whether to buy, sell or hold Non-Campbell’s Securities, or in assisting others in making such a decision.

Post-Termination Transactions

The portions of this Policy relating to trading while in possession of Material Non-Public Information and the use or disclosure of that information continue to apply to transactions in Campbell’s Securities even after termination of employment or association with Campbell’s. If you are in possession of Material Non-Public Information when your employment or other business relationship ends, you may not trade in Campbell’s Securities or disclose the Material Non-Public Information to anyone else until that information is made public or becomes no longer material. In addition, if you are subject to Window Periods and the Campbell’s trading window is closed at the time of your termination of employment, you should not trade in Campbell Securities until the next Campbell Window Period opens.

Repurchases of Campbell Securities by Campbell’s

Campbell’s open market repurchases of its common stock are subject to the Window Period restrictions of this Policy, unless otherwise approved by the General Counsel.

DEFINITIONS

Campbell’s Security

Includes any Security issued by Campbell’s, its subsidiaries or affiliates, including securities issued by any person that derive their value from the value of a security issued by Campbell’s, its subsidiaries or affiliates, such as phantom stock or stock units you may acquire through Campbell’s benefit plans.

Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

Executive Officer

Executive officer has such meaning as defined in Section 3b-7 of the Exchange Act.

Family Members

Includes your spouse, children (including adopted children and step-children), grandchildren, siblings, parents, grandparents, and any in-laws with which you share your household or whose transactions are subject to your influence or control. This Policy also covers Campbell Securities held by trusts (of which you are a trustee or beneficiary) as well as partnerships, LLCs or corporations that you directly or indirectly control. Control is presumed to exist if you are a director or executive officer of such an entity or if you beneficially own more than 10% of such entity’s voting securities.

Hedge

Includes any security transaction that reduces the risk on an already existing investment position in a Campbell’s Security, including the purchase or sale of options, puts, calls, straddles, equity swaps or other derivatives linked to a Campbell’s Security.

Material Non-Public Information

Any information (whether fact, development or intended action) that a reasonable investor would consider significant in determining whether to buy, sell, or hold a company’s securities, such as information that could reasonably be expected to affect the market price of such securities. Both positive and negative information may be material. It is impossible to give an exhaustive list of all types of material events, but the following illustrated items are often considered to be material:

•information originating within Campbell’s with respect to its earnings and sales;

•earnings guidance;

•significant balance sheet, capital and ratings issues;

•mergers, acquisitions, divestitures, tender offers, joint ventures, or changes in assets;

•changes in auditors or auditor notification that the issuer may no longer rely on an audit report;

•events regarding Campbell’s Securities (e.g., defaults, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding);

•changes in key management; and

•unusual and other major business developments, such as material cybersecurity breaches.

It may also include information originating outside Campbell’s such as planned sales or purchases of Campbell’s Securities by third parties.

Information is non-public if it has not been disseminated in a manner reasonably designed to provide broad, non-exclusionary distribution of the information to the public such that it has been available for a reasonable period of time to allow the securities markets the opportunity to digest the information. This may be accomplished through the filing of a Form 8-K with the SEC, the dissemination of a press release, or a webcast or call that has been the subject of adequate notice. The period of time necessary for the public to digest the information may vary based upon the facts of each situation, but generally at least one (1) trading day should elapse between the first public disclosure of Material Non-Public Information and any trading.

Non-Campbell’s Security

Includes any security issued by any entity other than Campbell’s, its subsidiaries or affiliates, including any securities issued by any person that derive their value from the value of a security issued by such entity, such as phantom stock or stock units.

Policy

This Insider Trading Policy, as may be amended from time to time.

Section 16 Officer

Section 16 Officer is any officer of Campbell’s as defined in Rule 16a-1(f) of the Exchange Act.

Security

Includes any security issued by any entity, including common stock, preferred stock, debt securities, warrants and stock purchase rights as well as option positions on any of these (including puts, calls and straddles), whether publicly or privately traded.

Window Periods

The period in which Campbell’s generally permits certain categories of its personnel (referred to above and on Exhibit A) to trade Campbell’s Securities. The Window Period typically begins on the second full trading day following the furnishing of quarterly earnings release on Form 8-K and ends on the first business day immediately preceding three weeks prior to the close of the fiscal quarter. The exact dates for each Window Period will be announced and communicated by the Legal Department.

COMPLIANCE

We recognize that even innocent actions can potentially create an appearance of impropriety, and that this appearance alone could damage the reputation of Campbell’s. The policies and the other procedures set forth herein were designed with this “appearance” issue in mind. It goes without saying that the actual misuse of Material Non-Public Information – whether or not the information is obtained through Campbell’s and whether or not involving the purchase or sale of a Campbell’s Security or Non-Campbell Security – is, of course, prohibited.

Campbell’s expects the strictest compliance with this Policy. Failure to comply with it may result in serious legal consequences for the person involved as well as for Campbell’s. Failure to comply with the letter and spirit of this Policy would be considered a basis for disciplinary action, including and up to, termination of employment or relationship with Campbell’s, whether or not your failure to comply with this Policy results in a violation of law. Violation of this Policy may expose the violator to serious civil and criminal penalties.

This Policy also applies to Family Members of directors, officers, employees and each person who has any fiduciary relationship to Campbell’s, such as consultants, bankers, accountants, legal counsel and other agents. Such persons are responsible for informing the Family Members sharing their personal household about this Policy and their compliance obligations.

If you have any doubt or uncertainty as to your responsibilities under this Policy, you should seek clarification and guidance from Campbell’s Corporate Secretary or another attorney in Campbell’s Corporate Law Practice Group. You should not try to resolve any uncertainties on your own.

Issued: November 2016
Amended and Restated: February 2019 and March 2023
Last Reviewed: March 2025

Exhibit A to Insider Trading Policy

Dated: June 2021

Persons Subject to Window Periods

In addition to members of the Campbell’s Board of Directors and the Executive Officers and Section 16 Officers of Campbell’s, the following persons and groups of people may not commit to any transaction involving a Campbell’s Security that is restricted by this Policy except during a Window Period:

1.Members of the Operating Committee, Campbell’s Leadership Team and any of their direct reports;

2.Members of the Campbell’s Enterprise Leadership Team

3.Employees in salary bands “A” and “B”; and

4.Additional employees who shall be notified from time to time by Campbell’s Legal Department.